Exhibit 1.2

(Translation)

SHARE HANDLING REGULATIONS

OF

KONAMI CORPORATION (the “Company”)

CHAPTER I

GENERAL PROVISIONS

Article 1        (Purpose)

Procedures for exercise of shareholders’ rights and other matters concerning the handling of shares in the Company shall be governed by these Regulations in accordance with the Articles of Incorporation, as well as the rules established by the Japan Securities Depository Center, Inc. (the “JASDEC”) and securities firms, trust and banking companies and other account management institutions at which shareholders open their transfer accounts (the “Securities Firm”).

Article 2        (Manager of the Shareholders’ Register)

The manager of the shareholders’ register of the Company and its handling office shall be as follows:

Manager of the Shareholders’ Register:

4-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Sumitomo Mitsui Trust Bank, Limited

(Registered name: Mitsui Sumitomo Shintaku Ginko

Kabushiki Kaisha)

Handling Office:

4-1,Marunouchi 1-chome, Chiyoda-ku, Tokyo

Sumitomo Mitsui Trust Bank, Limited

Transfer Agency Department (shoken daiko bu)

CHAPTER II

RECORDING IN THE SHAREHOLDERS’ REGISTER, ETC.

Article 3        (Recording in the Shareholders’ Register)

1.	Any changes to the matters entered in the shareholders’ register shall be made by a general shareholders notice (sou kabunushi tsuchi) or any other notice given by JASDEC (excluding a notice provided for in Article 154, Paragraph 3 of the Act on Book-Entry Transfer of Company Bonds, Shares, etc. (the “Book-Entry Transfer Act”) (the “Individual Shareholder Notice (kobetsu kabunushi tsuchi)”)).

2.	In addition to the preceding paragraph, in the issue of new shares and any other cases provided for in laws and regulations, the relevant matters entered in the shareholders’ register shall be changed without JASDEC’s notice.

3.	The shareholders’ register shall be recorded using letters and signs designated by JASDEC.

Article 4        (Notifications as to Matters Entered in the Shareholders’ Register)

A shareholder shall notify his/her name and address through the Securities Firm and JASDEC, as prescribed by JASDEC. If changed, the same shall apply.

Exhibit 1.2

Article 5        (Representative of a Corporate Shareholder)

A corporate shareholder shall notify its representative through the Securities Firm and JASDEC, as prescribed by JASDEC. If changed, the same shall apply.

Article 6        (Representative of Joint Shareholders)

Shareholders who jointly hold shares shall determine their representative, and notify the name and address of the representative though the Securities Firm and JASDEC, as prescribed by JASDEC. If changed, the same shall apply.

Article 7        (Statutory Agent)

A shareholder’s statutory agent, such as parent (shinken sha) and guardian (kouken nin), shall notify his/her name and address through the Securities Firm and JASDEC, as prescribed by JASDEC. If changed or removed, the same shall apply.

Article 8        (Notification of the Place where Shareholders Residing Abroad, Etc. Should Receive Notices)

A shareholder, a registered pledgee of shares or their statutory agent shall, if residing abroad, appoint a standing agent in Japan or determine a place to receive notices in Japan, and notify the name and address of the standing agent or the place to receive notices through the Securities Firm and JASDEC, as prescribed by JASDEC. If changed or removed, the same shall apply.

Article 9        (Method of Confirmation through JASDEC)

If a shareholder’s notification to the Company is submitted through the Securities Firm and JASDEC, it shall be deemed as a notification given by the shareholder himself/herself.

CHAPTER III

IDENTIFICATION OF SHAREHOLDERS

Article 10        (Identification of Shareholders)

1.	If a shareholder (including a shareholder who applied for an Individual Shareholder Notice) makes any claim or exercises any other shareholder’s right (the “Claim”), he/she shall attach or provide the documentation which evidences that the Claim has been made by himself/herself (the “Material for Evidence”). Provided, however, that this shall not apply if the Company can confirm that it is a Claim made by the shareholder himself/herself.

2.	If a Claim against the Company has been made through the Securities Firm and JASDEC, it shall be deemed that the Claim is made by the shareholder himself/herself, and no Material for Evidence shall be required.

3.	In addition to the procedures in the preceding paragraphs, if a Claim is made by an agent, a power of attorney or other document evidencing authority of agency signed or sealed by the shareholder shall be attached. The name and address of the agent shall be required to be entered in the power of attorney.

4.	Paragraph 1 and 2 shall apply mutatis mutandis to an agent.

Exhibit 1.2

CHAPTER IV

PROCEDURES FOR EXERCISING SHAREHOLDERS’ RIGHT

Article 11        (Minority Shareholders’ Rights)

If a shareholder directly exercises any of his/her Minority Shareholders’ Rights provided for in Article 147, Paragraph 4 of the Book-Entry Transfer Act against the Company, he/she shall exercise the same by a signed or sealed document, together with the receipt for the Individual Shareholder Notice.

Article 12        (Description of Shareholder Proposals in Reference Documents for the Shareholders’ Meeting)

If a shareholder submits proposals at a shareholders’ meeting, the length of each proposal shall be as follows, as determined by the Company in accordance with Article 93, Paragraph 1 of the Ordinance for Enforcement of the Companies Act:

(1)	Reason for the proposal

No more than 400 characters for each proposal

(2)	Matters to be included in reference documents for the shareholders’ meeting concerning proposal for appointment of board members

No more than 400 characters for each candidate

Article 13        (Method of Requesting the Purchase of Shares Less Than One (1) Unit (tangen miman kabushiki))

Any shareholder requesting a purchase of shares less than one (1) unit shall request the same through the Securities Firm and JASDEC, as prescribed by JASDEC.

Article 14        (Determination of the Purchase Price)

1.	The purchase price per share applicable to a purchase request in the preceding article shall be the closing price on the market opened by the Tokyo Stock Exchange on the day when the purchase request arrives at the handling office of the manager of the shareholders’ register. Provided, however, that if the shares of the Company are not traded on the market on such day, or if the relevant day falls on a non-business day, the purchase price per share shall be the price at which the shares of the Company are first traded thereafter.

2.	The purchase price shall be the amount calculated by multiplying the purchase price per share according to the preceding paragraph by the number of shares for which the purchase request is made.

Article 15        (Payment of the Purchase Price)

1.	Except as otherwise determined by the Company, the Company shall pay the purchase price calculated pursuant to the preceding article on the fourth (4th) business day from the day immediately following the day when the purchase price per share is determined, as prescribed by JASDEC. Provided, however, that if the purchase price is a price with rights such as distribution of a surplus and stock split, the Company shall pay the purchase price by the record date.

2.	A person who requests a purchase may request the payment of a purchase price by remittance to the bank deposit account designated by him/her, or by cash payment at the Japan Post Bank.

Article 16        (Transfer of Shares Purchased)

The shares less than one (1) unit for which a purchase request has been made shall be transferred to the Company’s transfer account on the day when the payment or payment procedures of the purchase price in accordance with the preceding article is completed.

Exhibit 1.2

Article 17        (Method of Requesting the Purchase of Additional Shares Less Than One (1) Unit)

If a shareholder holding shares less than one (1) unit requests the Company to sell the number of shares which, when aggregated with the number of his/her shares less than one (1) unit, constitutes a unit share (tangen kabushiki) (the “Request for Purchasing Additional Shares”), he/she shall make such request through the Securities Firm, as prescribed by JASDEC.

Article 18        (Request for Purchasing Additional Shares in Excess of the Balance of Treasury Stock)

If the total number of shares for which Requests for Purchasing Additional Shares are made on the same day exceeds the number of transferable treasury shares held by the Company, and the order in which such requests were made is unclear, all Requests for Purchasing Additional Shares on such day shall not be effective.

Article 19        (Effective Date of the Request for Purchasing Additional Shares)

A Request for Purchasing Additional Shares shall become effective when it arrives at the handling office of the manager of the shareholders’ register.

Article 20        (Determination of the Price for Purchasing Additional Shares)

1.	The purchase price per additional share shall be the closing price on the market opened by the Tokyo Stock Exchange on the effective date of the Request for Purchasing Additional Shares. Provided, however, that if the shares of the Company are not traded on the market on such day, or if the relevant day falls on a non-business day, the purchase price per additional share shall be the price at which the shares of the Company are first traded thereafter.

2.	The price for additional shares shall be the amount calculated by multiplying the purchase price per additional share according to the preceding paragraph by the number of shares for which a Request for Purchasing Additional Share is made.

Article 21        (Transfer of Additional Shares Purchased)

As prescribed by JASDEC, the Company shall apply for the transfer of the treasury stock equal to the number of shares for which a Request for Purchasing Additional Shares has been made to the transfer account of the shareholder who has made the Request for Purchasing Additional Shares, on the day when the shareholder who has made the Request for Purchasing Additional Shares remits the price for additional shares through the Securities Firm, and the Company confirms the remittance of the price for additional shares to the bank deposit account designated by the Company.

Article 22        (Period when the Acceptance of the Requests for Purchasing Additional Shares is Suspended)

1.	The Company shall suspend the acceptance of the Requests for Purchasing Additional Shares each year for period from the ten (10) business days prior to the days set forth below to such days:

(1)	March 31;

(2)	September 30; and

(3)	Any other days designated by JASDEC, such as a day to determine shareholders.

2.	Notwithstanding the preceding paragraph, the Company may, if it deems necessary, set another period when the acceptance of the Requests for Purchasing Additional Shares will be suspended.

Exhibit 1.2

CHAPTER V

SPECIAL TREATMENT FOR SPECIAL ACCOUNTS

Article 23        (Special Treatment for Special Accounts)

Matters concerning the handling of special accounts, including the personal identification of shareholders with respect to whom special accounts has been opened, shall be governed by the rules established by JASDEC and the account management institutions for special accounts.

SUPPLEMENTARY PROVISIONS

Article 1        (Effective Date)

These Regulations shall become effective as of December 1, 1983.

Article 2        (Amendment and Abolition)

Any amendment to and abolition of these Regulations shall be subject to a resolution of the Board of Directors.

(Partially amended as of November 17, 1984, February 15, 1988, January 20, 1989, May 23, 1991, May 28, 1992, October 20, 1993, April 26, 1994, September 30, 1994, May 20, 1997, November 18, 1999, October 18, 2001, January 16, 2003, March 20, 2003, June 19, 2003, October 16, 2003, June 29, 2006, December 20, 2007, September 18, 2008 , December 18, 2008 and December 15, 2011)